Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President – Finance
Dover, Delaware, January 23, 2012	302-857-3292

DOVER MOTORSPORTS INC.’S CONTINUED LISTING PLAN

ACCEPTED BY NEW YORK STOCK EXCHANGE

Dover Motorsports, Inc. (NYSE-Symbol: DVD) today announced receipt of notice that the New York Stock Exchange (“NYSE”) accepted the Company’s plan for continued listing. As a result, the Company’s common stock will continue to be listed on the NYSE, subject to quarterly reviews by the NYSE’s Listing and Compliance Committee to ensure the Company’s progress toward its plan to restore compliance with continued listing standards. On November 4, 2011, the Company announced that it was below continued listing criteria because its average market capitalization over a consecutive 30 trading-day period and total stockholders’ equity were each below the $50 million required.

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This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. (NYSE: DVD) is a leading promoter of NASCAR sanctioned motorsports events whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and own Nashville Superspeedway near Nashville, Tennessee. For further information, log on to www.dovermotorsports.com.